Exhibit 10.4

EXECUTION VERSION
JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
May 13, 2009

To: Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, NY 07054
Attention:	Vice President, Treasury
Telephone No.:	(973) 753-7703
Facsimile No.:	(973) 753-6730
Re: Call Option Transaction
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Wyndham Worldwide Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture dated as of November 20, 2008 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture thereto (the “Supplemental Indenture”) to be dated May 19, 2009, between Counterparty and U.S. Bank National Association, as trustee (as so supplemented, the “Indenture”) relating to the USD 200,000,000 principal amount of Convertible Senior Notes due 2012, (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus dated November 25, 2008, as supplemented by the Prospectus Supplement dated May 13, 2009 (as so supplemented, the “Prospectus”) relating to the Convertible Notes. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Supplemental Indenture section numbers used herein are based on the draft of the Supplemental Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	May 13, 2009

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date.

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “WYN”)

Number of Options:	200,000; provided that the Number of Options shall be automatically increased as of the date of exercise by Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”), as representatives of the Underwriters (as defined in the Underwriting Agreement), of their option pursuant to Section 2(b) of the Underwriting Agreement (the “Underwriting Agreement”) dated as of May 13, 2009 between Counterparty and the Representatives, by a number of Options (the “Additional Options”) equal to the aggregate principal amount of Convertible Notes issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”) divided by USD 1,000. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Applicable Percentage:	30%

Option Entitlement:	As of any date, a number equal to the Applicable Percentage multiplied by the Conversion Rate as of such date (as defined in the Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 4.05(g) or (h) or to Section 4.07 of the Supplemental Indenture), for each Convertible Note.

Strike Price:	USD 12.7320

Premium:	USD 10,860,000 (Premium per Option USD 181.0000); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Additional Options and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	May 19, 2009

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after February 1, 2012, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:	With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the Supplemental Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section 4.02(b) of the Supplemental Indenture; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be deemed to be an Exercisable Option) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty elects to designate a financial institution for exchange in lieu of conversion pursuant to Section 4.04 of the Supplemental Indenture, and such financial accepts such Convertible Note

(regardless of whether such financial institution delivers any amounts due in respect of such Convertible Note, or whether such Convertible Note is resubmitted to Counterparty for conversion following a failure by such financial institution to deliver any such amounts or otherwise).

Exercisable Options:	In respect of any Exercise Period, the number of Convertible Notes surrendered to Counterparty for conversion on the first day of such Exercise Period (the “Related Convertible Notes” for such Exercisable Options). Notwithstanding the foregoing, in no event shall the number of Exercisable Options exceed the Number of Options.

Expiration Time:	The Valuation Time

Expiration Date:	May 1, 2012, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options, and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Exercisable Options with Related Convertible Notes with a Conversion Date occurring on or after February 1, 2012, such notice may be given on or prior to the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

Settlement Terms:

Settlement Method:	Cash Settlement

Cash Settlement:	In respect of any Exercisable Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date, the Option Cash Settlement Amount in respect of such Exercisable Option. In no event will the Option Cash Settlement Amount be less than zero.

Option Cash Settlement Amount:	In respect of any Exercisable Option exercised or deemed exercised, an amount in cash equal to the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”.

Valid Day:	A day on which (i) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded and (ii) there is no Market Disruption Event. If the Shares are not so listed or traded, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day on which trading in the Shares is scheduled to occur on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WYN.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Settlement Averaging Period:	For any Exercisable Option, (x) if Counterparty has delivered, in accordance with the terms set forth above, a Notice of Exercise to Dealer with respect to such Exercisable Option with a Conversion Date occurring prior to February 1, 2012, the thirty (30) consecutive Valid Day period beginning on, and including, the second Scheduled Valid Day immediately following such Conversion Date, or (y) if Counterparty has delivered, in accordance with the terms set forth above, a Notice of Exercise to Dealer with respect to such Exercisable Option with a Conversion Date occurring on or after February 1, 2012, the thirty (30) consecutive Valid Day period beginning on, and including, the thirty-second (32nd) Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Exercisable Option, the date cash will be paid under the terms of the Indenture with respect to the conversion of the Related Convertible Notes for such Exercisable Option, but in no event earlier than the third Business Day immediately following the final Valid Day of the Settlement Averaging Period.

Settlement Currency:	USD

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 4.05 of the Supplemental Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 4.05(g) or (h) or Section 4.07 of the Supplemental Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions,

upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Supplemental Indenture (other than Section 4.05(g) and (h) and Section 4.07 of the Supplemental Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 4.08 of the Supplemental Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 4.05(e) of the Supplemental Indenture.

Consequence of Merger Events/Tender Offers:
Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Supplemental Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate as set forth in Section 4.07 of the Supplemental Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Applicable

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance: Applicable

Agreements and Acknowledgements
Regarding Hedging Activities: Applicable

Additional Acknowledgments: Applicable

4. Calculation Agent: Dealer
5. Account Details:
(a)	Account for payments to Counterparty:

Bank:	JPMorgan Chase Bank, New York, NY
ABA#:	021000021
Acct Name:	WHG Hospitality, Inc.
Acct No.:	304656429
(b)	Account for payments to Dealer:
JPMorgan Chase Bank, N.A., New York
ABA: 021 000 021
Favour: JPMorgan Chase Bank N.A., London
A/C: 0010962009
CHASUS33
6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Dealer for the Transaction is: London
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:
Wyndham Worldwide Corporation
22 Sylvan Way

Parsippany, NY 07054
Attention:            Vice President, Treasury
Telephone No.:    (973) 753-7703
Facsimile No.:      (973) 753-6730
(b)	Address for notices or communications to Dealer:
JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Mariusz Kwasnik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No:      (212) 623-7223
Facsimile No:       (212) 622-8534
8. Representations and Warranties of Counterparty
The representations and warranties made by Counterparty pursuant to the Underwriting Agreement are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer that:
(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Counterparty has total assets in excess of USD 10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.
(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

(g)	No state or local (including, for the avoidance of doubt, jurisdictions outside the United States) law, rule, regulation or regulatory order applicable to the Shares or Counterparty (including without limitation any such law, regulation or order regulating the gaming business or the consumer financing business, but excluding Federal securities laws) (“Applicable State Share Ownership Law”) would give rise to any reporting or registration obligations or other requirements on Dealer or its affiliates (including obtaining prior approval from any person or entity), or would result in an adverse effect on Dealer or its affiliates, (each, an “Ownership Obligation”), as a consequence of Dealer and its affiliates collectively holding the power to vote Shares in excess of any threshold amount that is less than 10% of the number of Shares outstanding; and no Applicable State Share Ownership Law imposes any Ownership Obligation by any method other than counting the number of Shares which a person holds the power to vote.

(h)	Counterparty does not hold any license to operate a gaming business in any jurisdiction (including without limitation any jurisdiction outside the United States) other than Puerto Rico, and Counterparty is not subject to regulation under any law, rule, regulation or regulatory order relating to the gaming business of any jurisdiction (including without limitation jurisdictions outside the United States) other than under the gaming regulations issued by the Commonwealth of Puerto Rico Tourism Company.
9. Other Provisions:
(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 155 million (in the case of the first such notice) or (ii) thereafter more than 19 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which an Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)	Regulation M; Counterparty Purchases. (i) Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than the distribution of the Convertible Notes. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(ii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction or any other substantially similar transactions that are entered into by Counterparty contemporaneously with the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(d)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:
(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(q) of this Confirmation;
(B) Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);
(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;
(D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;
(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
(F) Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii) If (1) the Section 16 Percentage exceeds 8.0%, (2) the Option Equity Percentage exceeds 14.5% or (3) the Share Amount exceeds the Applicable Limit, Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any Qualified Third Party in order to reduce (1) the Section 16 Percentage to equal to or less than 8.0% (but not less than 7%), (2) the Option Equity Percentage to equal to or less than 14.5% (but not less than 13.5%) and (3) the Share Amount to equal to or less than the Applicable Limit (but not less than the Applicable Limit minus 1% of the number of Shares then outstanding). “Qualified Third Party” means any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer. If after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer of a sufficient number of Options to reduce (1) the Section 16

Percentage to 8.0% or less, (2) the Option Equity Percentage to 14.5% or less and (3) the Share Amount to the Applicable Limit or less, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (1) the Section 16 Percentage following such partial termination will be equal to or less than 8.0% (but not less than 7%), (2) the Option Equity Percentage following such partial termination will be equal to or less than 14.5% (but not less than 13.5%) and (3) the Share Amount following such partial termination will be equal to or less than the Applicable Limit (but not less than the Applicable Limit minus 1% of Shares then outstanding). In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) such Transaction shall be the only Terminated Transaction. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer, each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and any “group,” as such term is defined in such Section 13 and Rules, of which Dealer or any such person is a member or may be deemed a member (collectively, the “Dealer Group”) directly or indirectly beneficially own (as defined under Section 13 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the product of the Number of Options and the Option Entitlement and (y) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or under any other law, rule, regulation or regulatory order of any jurisdiction (including without limitation jurisdictions outside the United States) that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Dealer in its reasonable discretion. The “Applicable Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Laws, as determined by Dealer in its reasonable discretion, minus (y) 2% of the number of Shares outstanding.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive any payment in cash, and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Dealer (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(g)	Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.04 per Share per quarter. Upon any adjustment to the Initial Dividend Threshold (as defined in the Supplemental Indenture) for the Convertible Notes pursuant to Section 4.08(b) of the Supplemental Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(h)	Additional Termination Events.

(i) Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 5.01 of the Supplemental Indenture or Section 7.01 of the Base Indenture (as modified by Section 5.01 of the Supplemental Indenture), which event of default results in acceleration of Counterparty’s payment obligation under the Convertible Notes pursuant to the terms of the Indenture, then (A) an Additional Termination Event shall be deemed to occur with respect to the Transaction, (B) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) Notwithstanding anything to the contrary in this Confirmation, if any Convertible Notes cease to be outstanding in accordance with their terms pursuant to Article 3 of the Supplemental Indenture, then an Additional Termination Event shall be deemed to occur and an Early Termination Date shall be deemed to have been designated pursuant to Section 6(b) of the Agreement with respect to a portion of this Transaction corresponding to such Convertible Notes. In the event that such an Early Termination is deemed to have been designated with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (A) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of such Convertible Notes, (B) Counterparty shall be the sole Affected Party with respect to such partial termination and (C) such terminated portion of this Transaction shall be the only Terminated Transaction.

(iii) Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise shall constitute an Additional Termination Event hereunder with respect to the number, if any, of Exercisable Options specified in such Notice of Exercise as corresponding to a conversion of Convertible Notes pursuant to Section 4.07 of the Supplemental Indenture. Upon receipt of any such notice, Dealer shall designate an Exchange Business Day as an Early Termination Date, with respect to the portion of this Transaction corresponding to the number of such Exercisable Options so specified. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement; provided that for the purposes of such calculation, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (C) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation

Agent, acting in a commercially reasonable manner, (i) shall take into account the time value of this Transaction to the Expiration Date and (ii) shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 4.07 of the Supplemental Indenture; provided further that (A) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction; (B) any amount payable by Dealer to Counterparty shall be satisfied solely by delivery by Dealer to Counterparty of cash in an amount calculated pursuant to Section 6 determined by the Calculation Agent in a commercially reasonable manner; and (C) the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (a) the Settlement Amount (as defined in the Supplemental Indenture) with respect to the corresponding Convertible Notes (including the Cash Make-Whole Premium (as defined in the Supplemental Indenture) resulting from any adjustment set forth in Section 4.07 of the Supplemental Indenture) over (b) the aggregate principal amount of the corresponding Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(i)	Amendments to Equity Definitions. (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Governing Law. New York law (without reference to choice of law doctrine).

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii)

of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Reference Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone, in whole or in part, any Settlement Date or any other date of valuation or payment by Dealer or add additional Settlement Dates or any other date of valuation or payment, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases or sales of Shares in connection with its hedging or hedge unwind activity hereunder in a manner that would, if Dealer were Counterparty or an agent of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(q)	Additional Provisions. As promptly as reasonably practicable following the occurrence of any event that results in or could reasonably be expected to result in any adjustment or adjustments pursuant to the Indenture, Counterparty shall notify the Calculation Agent of such event; and once the adjustment or adjustments to be made to the terms of the Indenture in respect of such event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustment or adjustments. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(r)	Early Unwind. In the event the sale by Counterparty of the Convertible Notes is not consummated with the Underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on May 19, 2009 (or such later date as agreed upon by the parties, which in no event shall be later than May 22, 2009) (May 19, 2009 or such later date being the “Closing Date”), or, with respect to any Additional Convertible Notes, on the settlement date for the Option Securities pursuant to Section 3 of the Underwriting Agreement (the “Additional Closing Date,” and the Closing Date or the Additional Closing Date, as applicable, the “Early Unwind Date”), the Transaction (or, with respect to any Additional Convertible Notes, the Additional Options) shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction (or, with respect to any Additional Convertible Notes, the Additional Options) and all of the respective rights and obligations of Dealer and Counterparty under the Transaction or the Additional Options, as applicable, shall be cancelled and terminated and (ii) Counterparty shall deliver to Dealer, other than in cases involving a breach of the Underwriting Agreement by the Underwriters, either an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction or the Additional Options, as applicable, (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares), but after giving effect to any gains experienced by Dealer (such net amount, the “Cash Amount”). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction or the Additional Options, as applicable, either prior to or after the Early Unwind Date.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.
Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association
By:	/s/ Michael O’Donovan
Authorized Signatory
Name: Michael O’Donovan

Accepted and confirmed as of the Trade Date: Wyndham Worldwide Corporation
By:	/s/ Virginia M. Wilson
Authorized Signatory
Name: Virginia M. Wilson Executive Vice President and Chief Financial Officer

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority